Exhibit 4.6
                         CERTIFICATE OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF


                             IDM ENVIRONMENTAL CORP.

______________________________________________________________________________


To:      The Secretary of State
         State of New Jersey

     Pursuant to the provisions of Section 14A:7-2(2) of the New Jersey Business Corporation Law, I, Joel A. Freedman, President of IDM Environmental Corp., a New Jersey corporation (the "Corporation"), hereby execute the following Certificate of Amendment to its Certificate of Incorporation:

The undersigned certifies that the following is a true and correct copy of a resolution adopted by the Corporation's Board of Directors as of February 10, 1998, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:


     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $1.00 per share, to be designated "Series C Convertible Preferred Stock" and to consist of three thousand six hundred (3,600) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, option or other rights and the qualifications, limitations or restrictions thereon, of the Series C Convertible Preferred Stock by way of the Certificate of Designation set forth on Exhibit ["A"] attached hereto and made a part hereof.


The Certificate of Incorporation of the corporation is amended so that the designation and number of shares of each class and series acted upon in the resolution and the relative rights, preferences and limitations of each such class and series are as stated in the resolution.

IN WITNESS WHEREOF, the undersigned has executed this certificate this ______ day of February, 1998. ________________________ Joel A. Freedman, President

Attest:

___________________________
Frank A. Falco, Secretary

                                   EXHIBIT A
                           CERTIFICATE OF DESIGNATION

There is hereby created a series of the Preferred Stock of this corporation to consist of 3,600 of the shares of Series C Preferred Stock, $1.00 par value per share, which this corporation now has authority to issue.

1. The distinctive designation of the series shall be "Series C Convertible Preferred Stock" (the "Preferred Stock" or the "Series C Preferred Stock"). The number of shares of Series C Convertible Preferred Stock shall be 3,600.

2. For purposes of this Certificate of Designation and the Company's Certificate of Incorporation, (i) any series of Preferred Stock of the Company entitled to dividends and liquidation preference on a parity with the Series C Preferred Stock shall be referred to as "Parity Preferred Stock," (ii) any series of Preferred Stock ranking senior to the Series C and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Senior Stock," and (iii) the Common Stock and any series of Preferred Stock ranking junior to the Series C and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Junior Stock." As of the date of this Certificate of Designation there is not outstanding any Parity Preferred Stock other than Series B Preferred Stock or any Senior Stock.

3. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of Senior Stock, the holders of Series C Preferred Stock and Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Stock or Common Stock by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of shares of Series C Preferred Stock shall be $1,000 per share, plus accrued and unpaid dividends (the "Redemption Value"). If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to the holders of its stock be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Preferred Stock and Parity Preferred Stock, then all such assets of the Company shall be distributed ratably among the holders of Preferred Stock and Parity Preferred Stock in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Company nor the sale, lease or transfer by the Company of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of this paragraph.

4.       Certain Definitions and References.

          (a) The Preferred is being issued under Private Placement Purchase Agreements between the Company and the holders of the Preferred (each, a "Subscription Agreement").

          (b)  The  term   "Registration   Statement"  shall  have  the  meaning
               attributed  thereto in the Subscription  Agreement,  and the term
               "Effective Date" means the date on which the Registration Statement shall be declared to be effective.

          (c) The reference in Section 5 to the "First Delay Period" shall apply only if the Effective Date has not occurred by the close of business on July 17, 1998, and means the period which begins on July 18, 1998 and ends on the earlier of October 17, 1998 or the Effective Date.

          (d) The reference in Section 5 to the "Extended Delay Period" shall apply only if the Effective Date has not occurred by October 17, 1998, and means the period which begins on October 18, 1998 and ends on the Effective Date.

5.       Dividends

          (a) The holders of the Preferred Stock shall be entitled to receive a dividend, payable quarterly on the first day of each calendar quarter commencing April 1, 1998, which accrues from the date of issuance at the annual rate of $70 per share, provided that the annual rate shall be $180 during any First Delay Period and the annual rate shall be $240 during any Extended Delay Period.

          (b) The dividends shall be payable at the option of the Company either in cash or in shares of Common Stock which on the date of the dividend payment are convertible into shares of Common Stock which have a value equal to the dividend, provided that dividends may be paid in Common Stock only if the public sale thereof is permitted under a then effective registration statement (or, as to the dividend payable in April 1998, if a registration statement has theretofore been filed). The value of each share of Common Stock for the purposes of any dividend payment shall be equal to the average of the last reported sales prices therefor on the NASDAQ National Market on the last five trading days prior to the date of the payment.

          (c) Nothing in this Section 5 shall limit any other remedies which may be available to the Holder by reason of any delay in the filing or the effectiveness of the Registration Statement.

6.       Conversion

          (a) The holder shall have the right at any time in its sole discretion, to convert the Preferred Stock, in whole or in part, into a number of shares (the "Conversion Shares") of the Company's common stock (the "Common Stock") equal to $1,000 per share converted divided by the Conversion Price. The Conversion Price means the lesser of (1) $4.50 or (2) 75% of the average of the closing bid price of a share of Common Stock of the Company during the five trading days prior to such conversion.

          (b) In the event that the holder elects to exercise its conversion rights hereunder, it shall give to the Company written notice (by fax or overnight courier service or personal delivery) of such election and shall surrender his Preferred Stock to the Company for cancellation. Conversion shall be effective upon the giving of such notice provided that the certificate for the converted
               Preferred is received by the Company within three days thereafter. The Company shall, within three business days after receipt by the Company of notice of conversion and the Preferred being converted, deliver irrevocable instructions to its transfer agent (with a copy to Holder) to issue on an expedited basis the shares of Common Stock issuable on such conversion.

          (c) The Preferred Stock shall on August 15, 1999 automatically convert into Common Stock at the then Conversion Price, provided that such conversion shall occur on such date only if the Company's listing on the NASDAQ National Market has then been in effect at all times from and after January 1, 1999, and only if the Common Stock issuable upon conversion of the Preferred Stock may then be resold publicly pursuant to an effective registration statement under the Securities Act of 1933 or under Rule 144 thereunder. If by reason of the proviso in the preceding sentence the Preferred shall not convert automatically on August 15, 1999, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, require the Company forthwith to redeem the Preferred at a redemption price equal to $1,000 per share plus accrued dividends. The redemption price shall accrue interest payable on demand at the rate of 15% per annum.

          (d) The Company shall reserve for issuance on conversion and exercise of the Preferred and the Warrant (as defined in the Subscription Agreement) the number shares of Common Stock which would be issuable under the Preferred if converted at a Conversion Price of $2.25. The Company shall use its diligent efforts promptly to list on NASDAQ all shares of Common Stock which are issued upon conversion of this Preferred.

          (e) The Preferred shall be convertible at any time only to the extent that Holder would not as a result of such exercise beneficially own more that 4.99% of the then outstanding Common Stock. Beneficial ownership shall be defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The opinion of counsel to Holder shall prevail in the event of any dispute on the calculation of Holder's beneficial ownership.

          (f) If any capital reorganization or reclassification of the common stock, or consolidation, or merger of the Company with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition precedent of such reorganization or sale, the following provision shall be made: The Holder of the Preferred shall from and after the date of such reorganization or sale have the right to receive (in lieu of the shares of common stock of the Company immediately theretofore receivable with respect to the Preferred, upon the exercise of conversion rights), such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such common stock immediately theretofore receivable with respect to the Preferred (assuming the Preferred were then convertible). In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that such conversion rights (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof.

          (g) In the event that the Holder proposes to convert all or any portion of the Preferred at a conversion price of less than $2.75, the Company shall at its option be entitled to redeem all or any portion of the Preferred proposed to be converted. Such option shall be exercisable by paying to the Holder, within three business days after the date of such proposed conversion, 125% of the amount of principal proposed to be converted, together with accrued and unpaid dividends.

          (h) The Company covenants at its next annual meeting of shareholders to call for shareholders to approve the issuance of shares on conversion of the Preferred and Warrants issued to the Purchasers (as defined in the Subscription Agreement). Joel Freedman and Frank Falco have on this date agreed to vote in favor of such approval, and the Board of Directors of the Company will recommend that the shareholders of the Company vote in favor of such approval. Until such approval is obtained, the maximum number of shares which will be issued on conversion of the Preferred and exercise of the Warrants is 3,285,438, issuable on a first converted-first exercised basis. Should such approval not be obtained by June 30, 1998, then until such approval is obtained, the Company shall on demand by Holder made at any time or times redeem any portion of the Preferred designated for redemption (the "Redeemed Portion") at a redemption price per share equal to $1,250 plus accrued dividends. The redemption price shall be payable within five business days after demand for redemption is made, and shall accrue interest payable on demand at 11% per annum.

7. Purchase for Investment. The Holder, by acceptance of shares of Preferred, acknowledges that the Preferred (and the Common Stock into which the Preferred is convertible) has not been registered under the Act, covenants and agrees with the Company that such Holder is taking and holding the Preferred (and the Common Stock into which the Preferred is convertible) for investment purposes and not with a view to, or for sale in connection with, a distribution thereof and that the Preferred (and the Common Stock into which the Preferred is convertible) may not be assigned, hypothecated or otherwise disposed of in the absence of an effective registration statement under the Act or an opinion of counsel for the Holder, which counsel shall be reasonably satisfactory to the Company, to the effect that such disposition is in compliance with the Act, and represents and warrants that such Holder is an "accredited investor" that such Holder has, or with its representative has, such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks in respect of this Preferred (and the Common Stock into which the Preferred is convertible) and is able to bear the economic risk of such investment.

8. The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of this Preferred will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

9. Certain Payments. In the event the Company fails to deliver irrevocable instructions to its transfer agent as required under Section 6(b) within three days after conversion , or fails to make any redemption payment when due, then without limiting Holder's other rights and remedies, the Company shall forthwith pay to the Holder an amount accruing at the rate of $10 per day for each day of such breach for each share of Preferred.

10.      Certain Events of Mandatory Redemption.

          (a) An "event of redemption" with respect to this Preferred shall exist if any of the following shall occur, if:

               (i) The Company shall breach or fail to comply with any provision of this Preferred and such breach or failure shall continue for 15 days after written notice by any Holder of any Preferred to the Company.

               (ii) A  receiver,  liquidator  or trustee of the  Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 15 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 15 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 days after such filing.

               (iii)The Company  shall file a petition in  voluntary  bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

               (iv) The Company shall make an assignment  for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

          (b) If an event of redemption shall occur, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, require the Company forthwith to redeem the Preferred at a redemption price equal to $1,000 per share plus accrued dividends. The redemption price shall accrue interest payable on demand at the rate of 15% per annum.

11. Without the consent of a majority in interest of the holders of the Preferred, the Company shall not create any class of equity security which is senior to or on parity with the Preferred in liquidation rights, other than in connection with the sale of shares to existing stockholders of the Company; or to an entity whose relationship with the Company creates intangible value for the Company; or to fund merger and/or acquisition related activity.

12. All share, redemption and similar amounts are subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization and similar events.

13.      Miscellaneous.

          (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

          (b) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

          (c) The Holder shall be entitled to recover its legal and other costs of collecting on this Preferred, and such costs shall accrue interest, payable on demand, at the rate of 15% per annum.

          (d) In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.